EXHIBIT 9(B)



                              LICENSE AGREEMENT
               RELATING TO USE OF NAME AND USE OF SERVICE MARK


     AGREEMENT made as of the first day of October, 1996, by and between NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC., a New York corporation ("NCRAM"), and BATTERY PARK FUNDS, INC., a Maryland corporation (the "Fund");

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Fund wishes to use one or more of the service marks and the related trade names and company names (the "Marks") in Appendix A in its corporate name and in connection with mutual fund investment services (the "Services");

     WHEREAS, the Parties agree that substantial protections are required in order to protect NCRAM's rights, title and interest in the Marks; and

     WHEREAS, the Parties agree that the Fund shall be entitled to use the Marks solely in accordance with the provisions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the covenants hereinafter contained, NCRAM and the Fund hereby agree as follows:

     1. NCRAM hereby grants the Fund a non-exclusive license to use the Marks in the Fund's corporate name and solely in connection with the Services.

     2. The Fund specifically acknowledges that the Marks are owned and usable exclusively by NCRAM. Without prior permission, the Fund shall not register and/or use the Marks or any variations thereof in any country. The Fund shall not grant to any other third party the right to use the Marks or variations thereof without the advance written consent of NCRAM, signed by a duly authorized officer.

     3. The Fund shall not by any action or omission impair or affect the validity of, or raise any question concerning or objection to, the Marks or NCRAM's ownership thereof.

     4. The Fund agrees that it will assist NCRAM to the extent necessary to ensure that the Marks will be as protectable as possible.

     5. The Fund agrees that NCRAM has the right to grant to other entities, including without limitation other investment companies, the right to use the Marks or variations thereof in their corporate names and in connection with Services. If any consent or permission is required by applicable law, the Fund will grant all requisite consents.

     6. NCRAM makes no representation or warranty that the use of the Marks will not infringe any right, title or interest in any service mark, trademark, trade name, copyright or other such right of any third party.

     7. The Fund agrees that the standards of services and quality of advertising and other materials used in and for the Services shall be at least equivalent to the standards employed for other NCRAM services. If, in the sole discretion of NCRAM, their standards are not being met, then NCRAM shall give notice thereof and corrective steps shall be taken immediately.

     8. If, during the term of this Agreement the use of the Marks result in a claim of infringement by any third party, the Fund shall
cooperate with  NCRAM in  defending such claims.   The  Fund shall  take such
actions as are reasonably required by NCRAM to satisfy this obligation.

     9. The Fund shall promptly notify NCRAM of any possible infringement, illegal use, misuse or misappropriation of the Marks, and agrees to cooperate fully with NCRAM if any of these acts occur.

     10. This Agreement shall terminate upon sixty (60) days notice by either party. The Fund shall cease use of the Marks no later than ninety
(90) days after such notice is given.

     11. All notices under this Agreement shall be sent by registered mail, postage prepaid to the following address (or to such other address as each party may designate in writing):

          a)  If to NCRAM, at

          b)  If to the Fund, at

     12. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all prior written or oral agreements and shall not be modified except by subsequent written agreement duly executed by or on behalf of the parties by authorized officers. If any of the provisions of this Agreement shall be held void or unenforceable, the other provisions shall survive and remain in full force and effect.

     13. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement but all of which shall be considered one and the same instrument.

     14. Any failure by either party to require the other party to strictly perform any provision of this Agreement shall not waive, effect or diminish any right thereafter to demand strict compliance and performance therewith.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

     NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC.
     By _____________________
          President


     BATTERY PARK FUNDS, INC.
     By _____________________
          President

                                  APPENDIX A
                                  ---------



List of marks licensed:

1.   BATTERY PARK

2.   BATTERY PARK (plus tree design)